FORM 8-K

                     SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549


                                CURRENT REPORT

                  PURSUANT TO SECTION 13 OR 15 (d) OF THE

                      SECURITIES EXCHANGE ACT OF 1934


     Date of Report (Date of earliest event reported): May 17, 2001


                         Oregon Trail Financial Corp.
                         ----------------------------
           (Exact name of registrant as specified in its charter)



          Oregon                      0-22953              91-1829481
---------------------------          ----------         ----------------
State or other jurisdiction          Commission         (I.R.S. Employer
of incorporation                     File Number        Identification No.)



2055 First Street, Baker City, Oregon                              97814
----------------------------------------                         ----------
(Address of principal executive offices)                         (Zip Code)


   Registrant's telephone number (including area code):  (541) 523-6327

                               Not Applicable
                               --------------
       (Former name or former address, if changed since last report)

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Item 5.  Other Events
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     On May 17, 2001, the Registrant announced its quarterly and yearly earnings. For further information, reference is made to the Registrant's press release dated May 17, 2001, which is attached hereto as Exhibit 99 and incorporated herein by reference.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits
---------------------------------------------------------------------------

     Exhibit
     -------

       99      Press Release dated May 17, 2001


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                                 SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                  OREGON TRAIL FINANCIAL CORP.



DATE: May 17, 2001            By:  /s/ Berniel L. Maughan
                                       -------------------------------------
                                       Berniel L. Maughan
                                       President and Chief Executive Officer


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                                Exhibit 99

                     Press Release Dated May 17, 2001

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Press Release

OREGON TRAIL FINANCIAL CORP. ANNOUNCES 53% INCREASE IN FOURTH QUARTER EARNINGS AND YEAR END RESULTS

BAKER CITY, Ore., May 15 / -- Oregon Trail Financial Corp. (Nasdaq: OTFC - news) the holding company for Pioneer Bank, a Federal Savings Bank, announced quarterly earnings increased 53% to $.26 per share compared to $.17 per share for the March 31 quarter a year ago. ``The increased earnings reflect the positive changes we have made throughout the year,'' noted President and CEO Berniel Maughan. ``We are very pleased with the results of our restructuring. Excluding non-recurring legal expenses related to an activist shareholder, we achieved earnings per share of $.29, a 71% increase compared to the quarter a year earlier, which was $.05 per share in excess of our January 19, 2001, earnings guidance.'' Earnings for the fiscal year ended March 31, 2001, however, decreased 31% to $.51 per share due to restructuring charges taken in the second and third quarters.

Quarterly earnings were increased by successful execution of the business plan which included balance sheet restructuring with an increased focus on business and consumer lending, a de-emphasis of investment securities and a reduction of interest rate risk. For the year business loans increased 42% to $39.0 million and consumer loans grew 19% to $53.0 million while securities decreased 21% to $96.9 million.

Reflecting the growth in business and commercial loans, OTFC increased loan loss reserves $702,000 to $2.1 million, or .84% of net loans, for the year ended March 31, 2001. OTFC, however, continues to emphasize high credit standards as evidenced by its ratio of reserves to non-performing loans. As of the balance sheet date, reserves were 3,815% of non-performing loans compared to 901% as of March 31, 2000.

Other emphasis in the business plan included non-interest income growth as well as non-interest expense control. For the year, non-interest income increased 35% to $2.2 million compared to $1.6 million for the year ended March 31, 2000. The bulk of the increase in fee income was attributable to new deposit products and services. The Bank expects fee income to increase further in the upcoming year as a result of a conforming mortgage brokerage and sales program begun in April, 2001. Despite the substantial growth in revenue and loans, non-interest expense did not increase for the quarter when compared to the period a year earlier, and decreased by 6% excluding non-recurring legal fees.

During the past year, OTFC's revenues (net interest income before provision for loan losses plus non-interest income) increased 5% to $15.0 million. The earnings benefit from new fee-generating deposit products accelerated throughout the year. For the quarter ended March 31, 2001, non-interest income increased to $574,000, a 73% increase when compared to the quarter a year ago.

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Non-interest expense increased, primarily due to restructuring charges, 18% to
$11.9 million for the year compared to $10.1 million a year earlier. However, quarter over quarter non-interest expense decreased (excluding non-recurring legal fees), as noted above.

Net income decreased to $.51 per share or $1.7 million for the year ended March 31, 2001. However, net of restructuring charges and non-recurring legal fees, net income increased 71% for the quarter and 10% for the year to $953,000 and $2.91 million respectively.

The Company had total assets of $388.9 million at March 31, 2001, an increase of $18.3 million from $370.6 million at March 31, 2000. For the year, net loans increased 14%, or $30.3 million, to $250.9 million from $220.6 million at March 31, 2000. Offsetting the increase in loans, was a 21%, or $25.1 million, decrease in securities to $96.9 million. Funding the loan growth, was a 7%, or $16.0 million, increase in deposits offset by a 5%, or $3.6 million, reduction in other borrowings.

During the year, OTFC's book value per share increased 9% to $17.38 per share. On January 19, 2001, OTFC announced the completion of the March 2, 2000, repurchase program and a new 10% stock repurchase program. Since the announcement, 10,700 shares have been repurchased and OTFC remains committed to increase earnings per share through stock repurchases while shares trade at significant discounts to book value and purchases are anticipated to be accretive.

Oregon Trail Financial Corp. is headquartered in Baker City, Oregon and is the parent company of Pioneer Bank, which was founded in 1901. The Company operates nine full service locations in seven eastern Oregon counties.

Forward-Looking Information

This press release contains statements about the Company's future results and may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the use of such words as ``believe,'' ``may,'' ``expect,'' ``planned,'' ``anticipated'' and ``potential.'' We have used forward-looking statements to describe future plans and strategies, including our expectations of the Company's future financial results. These forward-looking statements are based on current expectations and the current economic environment. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors which could cause actual results to differ materially include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, competition, loan delinquency rates, changes in accounting principles, practices, policies or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors effecting operations, pricing, products and services. Accordingly, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.

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    OREGON TRAIL FINANCIAL CORP
    (unaudited) (in thousands except share data)

                                       Year Ended           Quarter Ended
    FINANCIAL HIGHLIGHTS        31-Mar-01  31-Mar-00   31-Mar-01  31-Mar-00
    (ratios annualized)
    Interest income               $28,279    $24,548      $6,961     $6,541
    Interest expense               15,392     11,776       3,749      3,320
    Provision for loan losses         794        178          71         60
    Net interest income after
     provision for loan losses     12,093     12,594       3,141      3,161
    Noninterest income              2,155      1,602         574        331
    Noninterest expense            11,904     10,115       2,638      2,637
    Provision for income taxes        650      1,472         228        298
    Net income                     $1,694     $2,609        $849       $557
    Basic Earnings Per Share        $0.51      $0.74       $0.26      $0.17
    Diluted Earnings Per Share      $0.50      $0.70       $0.25      $0.16
    Weighted average common
     shares outstanding
      Basic                     3,331,002  3,546,873   3,324,734  3,404,557
      Diluted                   3,367,210  3,723,600   3,402,795  3,549,604

    FINANCIAL STATISTICS

    Return on average assets        0.44%      0.76%       0.90%      0.62%
    Return on average equity        3.09%      4.60%       6.05%      4.19%
    Average equity/average assets 14.28% 16.55% 14.81% 14.66% Average equity/average
     loans                         22.59%     27.54%      22.89%     24.32%
    Efficiency ratio (noninterest
     expense/revenue)              79.14%     70.37%      71.01%     75.52%
    Noninterest expense/average
     assets                         3.10%      2.95%       2.78%      2.92%
    Net interest margin             3.51%      3.89%       3.57%      3.73%
    Average interest-earning
     assets/average interest-
     bearing liabilities          112.62%    116.19%     112.72%    113.13%

    BALANCE SHEET HIGHLIGHTS                          31-Mar-01   31-Mar-00
    Total Assets                                       $388,881    $370,612
    Loans receivable, net                               250,897     220,591
    Mortgage backed securities                           69,998      84,615
    Investment securities                                26,926      37,436
    Deposits                                            253,777     237,735
    Advances from Federal Home Loan Bank of Seattle      73,125      76,750
    Total shareholders' equity                          $57,806     $53,104
    Book value per share                                 $17.38      $16.01
    Shares outstanding                                3,325,757   3,317,006

    Equity/Total Assets                                  14.86%      14.33%
    Spread (yield, less cost of funds)                    2.98%       3.10%
    Core Capital to Total Assets                         12.54%      14.04%
    Risk based capital to risk-weighted assets           22.26%      27.75%
    Number of full-time equivalent employees                113         135

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                                                       At or For   At or For
                                                        the Year    the Year
    LOANS (A)                                            Ended       Ended
    (unaudited) (in thousands except share data)       31-Mar-01   31-Mar-00

    Loan Originations                                  $103,783    $101,399

    Loan portfolio analysis:
    Real estate loans:
      Residential                                      $136,348    $127,026
      Construction                                        1,399       3,647
      Agricultural                                        3,548       2,420
      Commercial                                         19,631      16,669
        Total real estate loans                         160,926     149,762
    Other Loans:
      Home equity                                        15,890      12,567
      Auto                                               26,501      21,547
      Other Consumer                                     10,602      10,596
      Commercial                                         23,022      14,240
      Agricultural                                       16,054      13,275
        Total Other Loans                                92,069      72,225

    Total Gross Loans Receivable                       $252,995    $221,987

    (A) Certain prior period amounts were reclassified for comparative reporting

    Allowance for loan losses:
      Balance at beginning of period                     $1,396      $1,228
      Provision for loan losses                             794         178
      Charge offs (net of recoveries)                      (92)        (10)
      Balance at end of period                           $2,098      $1,396
      Loan loss allowance/net loans                       0.84%       0.63%
      Loan loss allowance/non-performing loans         3814.55%     900.65%

    Non-performing assets:
      Non-accrual loans                                     $55        $155
      Real estate owned                                     $41          $0
      Other repossessed assets                              $22          $8

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